Exhibit 99.1

PRIMUS THERAPEUTICS, INC.

Audit Committee Charter

This Charter governs the operations of the Audit Committee (the “Committee”) of Primus Therapeutics, Inc. (the “Company”). The Committee shall have the authority, responsibilities and specific powers described below.

1.     Purposes

The Committee’s purposes shall be to oversee the accounting and financial reporting processes of the Company, to oversee the audits of the Company’s financial statements and to provide assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to:

  the integrity of the Company’s financial statements;

  the Company’s systems of internal accounting and financial controls;

  the performance of the Company’s internal audit function and the independent auditor;

  the independent auditor’s qualifications and independence; and

  the Company’s compliance with ethics policies and legal and regulatory requirements.

In so doing, it is the responsibility of the Committee to maintain free and open communication among the Committee, the independent auditor and the management of the Company.

In discharging its role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and with the authority to engage and determine funding for independent counsel and other advisors it determines necessary to carry out its duties.

2.     Committee Membership

The members of the Committee shall be members of, and appointed by, the Board of Directors of the Company and shall consist of at least three directors, each of whom satisfies the independence requirements of the Nasdaq Capital Market (“Nasdaq”) or any stock exchange where the Company’s securities are listed from time to time, applicable laws and the rules and regulations of the Securities and Exchange Commission (the “SEC”), and has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. All Committee members shall meet all financial knowledge and experience qualifications required under rules promulgated by Nasdaq and the SEC, and at least one member shall qualify as an “audit committee financial expert” as defined under applicable SEC rules. Committee members may be removed by the Board of Directors at any time, with or without cause.

The Board of Directors shall select a Chairperson, who shall implement and execute the actions of the Committee, call the meetings of the Committee and otherwise perform the functions designated in this Charter to be performed by the Chairperson. If the Board of Directors does not appoint a chairperson, the chairperson shall be elected by a majority vote of the Committee members.

The compensation of Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

The Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to pre-approve audit, review, attest or non-audit services shall be presented to the full Committee at its next scheduled meeting.

3.     Meetings

The Committee shall meet as often as it deems necessary in order to perform its responsibilities, as determined by the Chairperson, but in any event not less than on a quarterly basis. At its discretion, the Committee may ask management, independent counsel, independent auditors and/or others to attend all or part of its meetings. The Committee shall report through its Chairperson to the Board of Directors following meetings of the Committee.

The Committee shall be governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, quorum and voting requirements as are applicable to the Board of Directors.

4.     Duties and Responsibilities

While the Committee has the specific responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditor is responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

In addition to any duties assigned to the Committee by the Board of Directors, the following shall be the principal duties and responsibilities of the Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

(i)

The Committee shall be directly responsible for the appointment, compensation, retention and oversight of, and shall determine funding for, any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Committee shall be responsible for the resolution of disagreements between management and the independent auditor regarding financial reporting, and the independent auditor shall report directly to the Committee.

(ii)

The Committee shall have the authority to engage and determine funding for outside legal, accounting or other advisors to advise the Committee and shall, as appropriate, obtain advice and assistance from such advisors.

(iii)

The Company shall provide for appropriate funding, as determined by the Committee, for payment of (i) compensation to any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services, (ii) compensation to any outside legal, accounting or other advisors employed by the Committee, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

(iv)

The Committee shall pre-approve all audit and non-audit services provided by the independent auditor to the Company and shall not engage the independent auditor to perform the specific non-audit services proscribed by law or regulation. The Committee may establish pre-approval policies and procedures that permit the Company to engage the independent auditor for services after the Committee’s initial engagement and approval, but only if the policies and procedures are detailed as to the particular services, the Committee is informed of each service, and such policies and procedures do not include delegation of the Committee’s responsibilities to management. The Committee may delegate its pre-approval authority to a member of the Committee, and the decisions of such member shall be presented to the full Committee at its next scheduled meeting.

(v)

The Committee shall obtain and review a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company, consistent with the Independence Standards Board Standard No. 1. The Committee shall actively discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor.

(vi)	The Committee shall take, or recommend that the Board take, appropriate actions to oversee the independence of the independent auditor.

(vii)

The Committee shall obtain from and review reports by the independent auditor describing (i) the independent auditor’s internal quality control procedures, and (ii) any material issues raised by the most recent internal quality control review, or peer review, or by any governmental or professional inquiry or investigation within the preceding five years regarding any audit performed by the independent auditor and any steps taken to deal with such issues.

(viii)

In advance of the commencement of the engagement of the independent auditor for the current year, the Committee shall review the proposed scope of the audit, the proposed staffing of the audit (including required rotation of personnel) and the fees proposed to be charged for such audit. Also, the Committee shall discuss with management and the independent auditor the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor and manage business risk, and legal and ethical compliance programs (including, for example, the Company’s Code of Ethics).

(ix)

The Committee shall meet with management and the independent auditor to discuss issues and concerns warranting Committee attention. The Committee shall provide sufficient opportunity for the independent auditor to meet privately with the members of the Committee. The Committee shall review with the independent auditor any audit problems or difficulties and management’s responses.

(x)	The Committee shall receive regular reports from the independent auditor with respect to:

the critical accounting policies and practices of the Company;

alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(xi)

The Committee shall review management’s assessment of the effectiveness of the Company’s internal controls as of the end of the most recent fiscal year and the independent auditor’s report on management’s assessment.

(xii)

The Committee shall review reports from management on material weaknesses or deficiencies in the design or operation of internal controls and on any fraud that involves personnel having a significant role in the Company’s internal controls.

(xiii)	The Committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies or the public.

(xiv)

The Committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditor prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards.

(xv)

The Committee shall review with management and the independent auditor the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards.

(xvi)

The Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(xvii)	The Committee shall prepare its report to be included in the Company’s annual proxy statement, as required by SEC regulations.

(xviii)	The Committee shall periodically evaluate the performance of the Committee, and, no less than annually, review and reassess this Charter and recommend changes to the Board as appropriate.

(xix)	The Committee shall review and oversee all proposed transactions between the Company and related parties.

(xx)	The Committee may, from time to time, establish Company hiring policies for employees or former employees of the independent auditor that meet applicable SEC regulations and Nasdaq listing standards.

(xxi)	When appropriate, the Committee may form and delegate authority to one or more subcommittees. Each such subcommittee shall consist of one or more members of the Committee.

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.

The Committee is authorized, without further action by the Board of Directors, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Committee.

The Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Committee or any advisors engaged by the Committee.

5.     Public Availability of Charter

This Charter shall be posted on the Company’s website and shall otherwise be made publicly available in accordance with applicable requirements.

Adopted by the Board of Directors on November 15, 2010.